June ___, 2007

Hidary Group Acquisitions, LLC
10 West 33rd Street, 9th Floor
yNew York, NY 10001


Ladies and Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger, dated as of June 1, 2007 (as amended, modified or supplemented from time to time, the "MERGER AGREEMENT"), by and among Everlast Worldwide, Inc., a Delaware corporation (the "COMPANY"), Hidary Group Acquisitions, LLC, a Delaware limited liability company ("PARENT"), and Hidary Group Acquisitions, Inc., a Delaware corporation ("MERGER SUB"). Capitalized terms used in this letter (this "EQUITY COMMITMENT LETTER") and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

         Please be advised that subject only to the prior or simultaneous closing of the Merger in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any terms or conditions thereof (other than waivers, modifications or amendments consented to by The Hidary Group, LLC ("HIDARY")), the undersigned (the "EQUITY INVESTOR") hereby undertakes to provide, or cause to be provided, to Parent, an aggregate amount up to $[?] as set forth opposite such Equity Investor's name on SCHEDULE I hereto (the "EQUITY COMMITMENT AMOUNT"), such Equity Commitment Amount to be paid by Parent at Closing as described in, and pursuant to, the Merger Agreement. Notwithstanding anything to the contrary herein, the Equity Investor shall not be obligated to provide to Parent any amount in excess of its Equity Commitment Amount.

         Each of Parent and the Equity Investor (and any other person who shall receive a copy hereof as permitted hereunder) shall keep confidential this Equity Commitment Letter and all information obtained by it in connection with this Equity Commitment Letter, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (a) Parent and the Equity Investor may disclose this Equity Commitment Letter and its terms and conditions to any of such party's officers, directors, advisors, employees or financing sources who are involved in the contemplated transaction and (b) Parent may provide a copy of this Equity Commitment Letter to the Company and its representatives, in each case only if such persons are instructed to maintain the confidentiality of this Equity Commitment Letter in accordance herewith.

         No (a) direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), (b) Affiliate of any party hereto or
(c) director, officer, employee, partner, representative or agent of any party hereto or of any person or entity referenced in the foregoing clauses (a) or (b) (collectively, the "PARTY AFFILIATES") shall have any liability or obligation of any nature whatsoever in connection with or under this Equity Commitment Letter or the transactions contemplated hereby, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.

         This Equity Commitment Letter and the Equity Investor's commitment hereunder shall not be assignable by Parent to any other person (as defined in the Merger Agreement) without the prior written consent of the Equity Investor, and any attempted assignment without such consent shall be void. This Equity Commitment Letter shall not be assignable by the Equity Investor to any person, other than an Affiliate (other than portfolio companies) of such Equity Investor, without the prior written consent of the Company and any attempted assignment without such consent shall be void. This Equity Commitment Letter is delivered to Parent and the Company in connection with the Merger Agreement, and the Equity Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the Equity Investor's commitment set forth herein.

         This Equity Commitment Letter may be executed in any number of counterparts, including by facsimile transmission, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Equity Commitment Letter sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings with respect thereto, written or oral. This Equity Commitment Letter is intended to be solely for the benefit of the addressee and the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the addressee and the parties hereto.

         This Equity Commitment Letter will automatically terminate and cease to be of any further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the consummation of the Closing. This Equity Commitment Letter shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would cause the application of the laws of another jurisdiction.

                            [Signature page follows.]

                                Very truly yours,


                                [                   ]



                                By:
                                     -------------------------------------------
                                     Name:
                                     Title:




Accepted and Agreed to as of
the date first above written:

HIDARY GROUP ACQUISITIONS, LLC


By:
     --------------------------------
      Name:
      Title:

                                   SCHEDULE I


------------------------------------------ ----------------------------------------- ---------------------------------

                INVESTOR                                   PERCENT                                AMOUNT
------------------------------------------ ----------------------------------------- ---------------------------------

[                     ]

------------------------------------------ ----------------------------------------- ---------------------------------